UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

UNIVISION COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On July 6, 2006, Univision Communications Inc. (the “Company”) issued the press release filed as Exhibit 1 to this Schedule 14A and incorporated by reference herein.

Additional Information about the Acquisition and Where to Find It

The Company will file a proxy statement and other documents regarding the proposed acquisition of the Company by Umbrella Acquisition Inc. (“Umbrella”) with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about the Company and the proposed merger. A definitive proxy statement will be sent to security holders of the Company seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on the Company’s website at www.univision.net or by directing a request to Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the acquisition. Information about the Company and its directors and executive officers  can be found in the Company’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.